Filed Pursuant to Rule 424(b)(5)

Registration No. 333-198994

SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED MAY 7, 2015 AND

PROSPECTUS DATED SEPTEMBER 29, 2014

$250,000,000

WEINGARTEN REALTY INVESTORS

3.850% Notes due 2025

Notwithstanding the second sentence on page S-11 of the prospectus supplement dated May 7, 2015 under the section entitled "Description of Notes—Interest," interest will be paid to those persons who were holders of record of notes as of the close of business on the May 15 or November 15 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date.

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The date of this supplemental prospectus supplement is May 12, 2015.